Exhibit 99.1
For Release at 8:00 AM EST on Wednesday, April 14, 2010
Gasco Energy Provides First Quarter 2010 Operations Update
DENVER — (PR Newswire) — April 14, 2010 — Gasco Energy, Inc. (NYSE Amex: GSX) today provided an interim operations update on its Riverbend Project in Utah’s Uinta Basin and for its California projects.
Riverbend Project First Quarter Operations Update
Completion Operations
Gasco commenced its up-hole recompletion program in early February 2010. Since that time, it has successfully completed the initial stages on one Upper Mancos well and recompleted four wells. Recompletions are subject to oilfield service availability and to weather conditions.
In late March, Gasco turned on the Rye Patch 22-21 (Gasco operated — 100% working interest) well after installing production equipment and connecting it to sales. The well had been shut-in for 13 months and had a casing pressure of 9,900 psi when it was turned on at a rate of 2.9 million cubic feet per day of natural gas (MMcfd). The Rye Patch 22-21 is producing from the Dakota Silt and Lower Mancos zones. After seven days, the well was producing 1,025 thousand cubic feet per day (Mcfd), with flowing tubing pressure of approximately 2,400 psi on a 10/64th choke. The well has additional uphole pay that will be completed at a later date. A second well, the Rye Patch 24-21 (Gasco operated — 100% working interest) was producing 400 Mcfd at the time of purchase in late February. Field personnel have optimized production and the well is flowing 450 Mcfd. The Rye Patch wells are part of the recently announced acquisition of producing properties and mineral leasehold from Petro-Canada Resources (USA) Inc.
As a result of aggressive bidding for oilfield services and recent completion design modifications, Gasco has dramatically reduced its completion costs. In the first half of 2009, completion costs were an estimated $125,000 to $150,000 per stage. Current per-stage fracture stimulation costs are now under $50,000, a strong improvement and a meaningful input in achieving better per-well economics. To-date, the new designs are also yielding higher initial rates. Historically, the recompleted zones were coming on at rates of 1.0MMcfd to 1.5 MMcfd, on average. Current recompletions are now coming on at 1.25 MMcfd to nearly 2.00 MMcfd.
At March 31, 2010, Gasco operated 135 gross wells. Gasco currently has an inventory of 34 operated wells with up-hole recompletions and has one Upper Mancos well awaiting initial completion activities.
Quarterly Production
Estimated cumulative net production for the quarter-ended March 31, 2010 was 984.5 million cubic feet equivalent (MMcfe), as compared to 1,254.5 MMcfe in the year-ago period, a 21.5% decrease. Included in the first quarter’s equivalent calculation is 10,171 barrels of liquid hydrocarbons, which is flat when compared to the 2009 period’s liquids volumes of 10,254 barrels. Net production changes are attributed to normal production declines in existing wells which are only partially offset by the completion of new wells and completion of back-logged wells. Gasco ceased drilling and completion operations in February 2009. In February 2010 Gasco resumed a completion program. The year-over-year decline in production is principally the result of the twelve month hiatus in completion operations.

Gasco Energy Net Production Detail

	Three-months
	Ended
	Mar. 31,	Mar. 31,	%
	2010*	2009	Change
Natural Gas / MMcf	923	1,193	(22.6%)
Oil / MBbls	10.2	10.3	(0.01%)

Natural Gas Equivalents / MMcfe	984	1,255	(21.5%)

*	Includes preliminary production estimates for the first quarter of 2010
California Projects Update
Gasco’s Northwest McKittrick Prospect is in its final permitting stage and Gasco now expects a late second quarter or early third quarter 2010 spud date. The Northwest McKittrick Prospect is a subthrust prospect covering approximately 600 gross acres targeting Tulare, Olig, McKittrick and Stevens sands draped over a faulted anticlinal nose as interpreted from well data and surface geology. Gasco is to be carried for 20% working interest on three wells that will test through the Stevens sands.
Gasco’s partner in the Southwest Cymric Prospect has elected not to drill its option well. This partner drilled a first, shallow well on this prospect in December 2009 and the well was plugged and abandoned. In order to earn into the prospect the partner had to drill a second, deeper well within 180 days from completing drilling operations on the first well. The partner has returned all acreage to Gasco. Gasco is currently in the process of identifying additional potential partners for the Southwest Cymric Prospect.
Management Comment
“Initial results from our new fracture stimulation designs for Uinta Basin completions are encouraging,” said King Grant, Gasco’s President and CFO. “We continue to move through our Uinta recompletion program and expect to continue to see improved production rates from the re-completed wells. Generally, we have less than one-third working interest in the wells that we re-completed in the first quarter and those we plan to re-complete in the second quarter. As the re-completion program continues during 2010, we expect to stabilize our production rates near current levels. We are also pleased with our Rye Patch acquisition, which has seen improved rates after field personnel have optimized production. With respect to California, we are seeing heightened interest in certain of our remaining prospects and are pleased to have a projected spud date for NW McKittrick this year. As material news in California becomes available, we will keep investors apprised of our progress in the California oil projects.”
About Gasco Energy
Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region. Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases. Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations. To learn more, visit http://www.gascoenergy.com.
Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

Forward-looking Statements
Certain statements set forth in this press release relate to management’s future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco’s future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “believe,” or “continue” or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those Gasco expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in Gasco’s cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; fluctuations in natural gas and oil prices; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; Gasco’s ability to manage interest rate and commodity price exposure; changes in Gasco’s borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described under (1) Part I, “Item 1A— Risk Factors,” “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Item 7A—Quantitative and Qualitative Disclosure About Market Risk” and elsewhere in Gasco’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 3, 2010, and (2) Gasco’s reports and registration statements filed from time to time with the SEC.
Any of these factors could cause Gasco’s actual results to differ materially from the results implied by these or any other forward-looking statements made by Gasco or on its behalf. Gasco cannot assure you that its future results will meet its expectations. When you consider these forward-looking statements, you should keep in mind these factors. All subsequent written and oral forward-looking statements attributable to Gasco, or persons acting on its behalf, are expressly qualified in their entirety by these factors. Gasco’s forward-looking statements speak only as of the date made. Gasco assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.

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